SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant ☐

Filed by a party other than the registrant ☒

Check the appropriate box:

☐ Preliminary proxy statement.

☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☐ Definitive proxy statement.

☒ Definitive additional materials.

☐ Soliciting material under Rule 14a-12.

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA

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(Name of Registrant as Specified in its Charter)

STILWELL VALUE PARTNERS I, L.P.

STILWELL PARTNERS, L.P.

STILWELL VALUE LLC

JOSEPH STILWELL

JOHN STILWELL

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(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:

Note: Below is the text of an advertisement appearing in the Philadelphia Public Record on January 24, 2008.

The following letter has been mailed to all the shareholders of Prudential Bancorp, Inc. of Pennsylvania.

The Directors of Prudential Bancorp, Inc. of Pennsylvania (PBIP) are:

JEROME R. BALKA, ESQ.	A. J. FANELLI
JOHN P. JUDGE	FRANCIS V. MULCAHY
JOSEPH W. PACKER, JR.	THOMAS A. VENTO

_______________________

THE STILWELL GROUP

26 BROADWAY

23rd FLOOR

NEW YORK, NY 10004

PHONE: (212) 269-5800

FACSIMILE: (212) 269-2675

January 22, 2008

Dear Fellow Shareholder,

In a continuing effort to shine the light of public scrutiny on the state of affairs at Prudential Bancorp, let us further look at how management continues to fall short of fulfilling its function as stewards of our capital.

Our Bank exists to serve the community and the public shareholders. It works with individuals to provide the capital they need to protect themselves in times of emergency, to fund their businesses, and to purchase their homes. Management has the capital to more than triple the loans they have made, and yet loans went down last year. Management said they would open more branches to better reach the Philadelphia community they serve; in three years it has opened one new branch. If Starbucks moved at the pace of our management, it would be a seven store chain.

These men are either unwilling or unable to utilize our Bank’s resources to further support the local community through providing loans in line with its capacity. They have proven themselves incapable of earning anything better than a substandard return for the public shareholders. They so lack initiative that parts of the branch system are downright shabby. (Have you been to the Pennsport Mall branch recently?) Yet they are expending tremendous effort trying to get stock and options without a fair public shareholder vote. In my view, they neither adequately serve the community, the shareholders, or the local depositors. They merely serve themselves and each other. This, in my estimation, is a distasteful way for directors to behave and a shameful way for men to live.

If the Board could disagree with anything in my last letter, they would have responded. These custodians should act like men, not cowards, by publicly responding and writing to tell us why they believe they should be able to vote themselves millions of dollars of extra benefits without a public shareholder vote.

So tell us, Tom - how have you earned these shares?

Please vote to WITHHOLD on the green card. If you’ve already returned the Company’s card, you can still change your vote by returning the green card to us today.

Sincerely, /s/ Joseph Stilwell
Joseph Stilwell On behalf of the Stilwell Group: STILWELL VALUE PARTNERS I, L.P. STILWELL PARTNERS, L.P. STILWELL VALUE LLC

On December 26, 2007, the Stilwell Group (the “Group”) filed with the Securities and Exchange Commission (the "Commission") a definitive proxy statement in connection with the 2008 annual meeting of stockholders of Prudential Bancorp, Inc. of Pennsylvania (“Prudential Bancorp”). On the record date for the meeting, December 19, 2007, there were 11,393,306 shares of common stock of Prudential Bancorp outstanding. Copies of the Group’s definitive proxy statement were mailed to stockholders beginning December 27, 2007. Investors and security holders are urged to read the Group’s definitive proxy statement and additional definitive soliciting material because they contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by the Group with the Commission at the Commission's website at www.sec.gov. The definitive proxy statement and these other documents may also be obtained for free by writing to Mr. Joseph Stilwell at 26 Broadway, 23rd Floor, New York, New York 10004, or by contacting Morrow & Co., LLC at 800-662-5200.